Exhibit 99.2

Republic Services, Inc. Increases Quarterly Dividend
by 7.7 Percent to $0.28 Per Share

PHOENIX (July 24, 2014) - Republic Services, Inc. (NYSE: RSG) announced today that its Board of Directors has approved a 2 cent increase in the Company’s regular quarterly dividend. The quarterly dividend of $0.28 per share will be paid on Oct. 15, 2014, to stockholders of record on Oct. 1, 2014.

Donald W. Slager, president and chief executive officer, said, "Our Board of Directors increased the quarterly dividend by approximately 8 percent, which is consistent with our historical practice. This action reflects Republic's continued commitment to increase cash returns to our stockholders and confidence in the strength of our business."
About Republic Services
Republic Services, Inc. is an industry leader in U.S. non-hazardous solid waste and recycling. Through its subsidiaries, Republic’s collection companies, transfer stations, recycling centers and landfills focus on providing reliable environmental services and solutions for commercial, industrial, municipal and residential customers. Republic and its employees believe in protecting the planet and applying common sense solutions to customers’ waste and recycling challenges. For more information, visit the Republic website at republicservices.com.

Republic participates in investor presentations and conferences throughout the year. Interested parties can find a schedule of these conferences at republicservices.com by selecting “Calendar” on the investor relations page. Audio and other presentations from earnings calls and investor conferences are also available on the investor relations page of the website.

For more information, contact:

Media Inquiries	Investor Inquiries

Darcie Brossart (480) 627-2700	Brian DelGhiaccio (480) 627-2741

media@republicservices.com	irelations@republicservices.com

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